Georgia Gulf Resumes All Operations Following Hurricane Rita


    ATLANTA--(BUSINESS WIRE)--Oct. 19, 2005--Georgia Gulf Corporation (NYSE: GGC) announced today that it has resumed operations at all of its facilities following disruptions caused by Hurricane Rita. The PHH Monomers joint venture plant remains down due to a scheduled turnaround that was extended as a result of the hurricane.
    As a reminder, the Company will announce third quarter earnings next Thursday, October 27 at 5:00 PM ET. The Company will discuss earnings via teleconference and Webcast the following morning at 10:00 AM ET. To access the teleconference, please dial 888-552-7928 (domestic) or 706-679-3718 (international). To access the teleconference via Webcast, log on to http://audioevent.mshow.com/256100/. Playbacks will be available from 1:00 PM ET Friday, October 28, to midnight ET Friday, November 4. Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international). The conference call ID number is 1186113.
    Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated product lines, chlorovinyls and aromatics. Georgia Gulf's chlorovinyls products include chlorine, caustic soda, vinyl chloride monomer and vinyl resins and compounds. Georgia Gulf's primary aromatic products include cumene, phenol and acetone.



    CONTACT: Georgia Gulf Corporation, Atlanta
             Investor Relations
             Angie Tickle, 770-395-4520